Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of PolyOne Corporation for the offer to exchange up to $600,000,000 aggregate principal amount of newly issued 5.25% Notes due 2023 and to the incorporation by reference therein of our report dated December 17, 2012, with respect to the consolidated financial statements and schedule of Spartech Corporation and its subsidiaries, incorporated by reference in PolyOne Corporation’s Current Report on Form 8-K dated March 13, 2013, as amended May 1, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 23, 2013